Exhibit 99.1

NEWS RELEASE
Southcross Energy LP	1717 Main Street, Suite 5200, Dallas, Texas 75201

Southcross Energy Commences Chapter 11 Reorganization with $255 Million in

Committed Financing

Operations to Continue in the Normal Course

Dallas, TX— April 1, 2019—Southcross Energy Partners, L.P. (OTCQX: SXEE) (“Southcross” or “the Company”) today announced that the Company and its subsidiaries have filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Southcross expects to continue to operate in the normal course during the court-supervised process.

Southcross intends to use the restructuring process to evaluate a range of options for the Company, including a sale of the business, the divestiture of certain assets or a standalone restructuring plan that would strengthen the Company’s financial position, accelerate future growth and enable Southcross to better serve customers. The Company continues to engage in constructive discussions with its lenders and other stakeholders regarding the terms of a financial restructuring plan and is focused on achieving a resolution as expeditiously as possible.

“Over the course of the last several years, Southcross has continued to adapt to the changing and challenging market environment in which we operate, but our strong underlying business has continued to labor under a heavier debt burden than most of our competitors. Our objective is to use the restructuring process to explore a range of strategic alternatives, including a potential sale of the Company, while on a parallel track, we are working to restructure our balance sheet to reduce leverage, enhance flexibility and prepare for a potential emergence as a viable, more profitable company. We are confident that these are the right steps to deliver value for the benefit of our stakeholders,” said James W. Swent III, Chairman, President and Chief Executive Officer of Southcross Energy Partners, L.P.

Swent continued, “We appreciate the ongoing hard work and commitment of the entire Southcross team. I am confident our employees will continue to focus on our day-to-day operations and provide our customers the quality of service they have come to expect from Southcross. We are also grateful for the ongoing support of our vendors, suppliers and other business partners during the restructuring process.”

Southcross has received a commitment for $255 million in debtor-in-possession (“DIP”) financing from its current lenders. Upon Court approval, the new financing and cash generated from the Company’s ongoing operations will be used to support the business during the reorganization and sale process.

Southcross has filed several customary motions with the U.S. Bankruptcy Court seeking authorization to operate its business in the normal course during the Chapter 11 proceedings, including the continued payment of employee wages and benefits without interruption. The Company intends to pay vendors and suppliers in full under normal terms for goods and services provided on or after the filing date. In addition, Southcross is requesting Court authority to pay for all goods and services delivered in the normal course of business prior to the filing. Southcross expects to receive Court approval for all of these requests.

Additional information is available by calling (866) 967-0671 (US/Canada) or (310) 751-2671 (International). Court filings and other information related to the court-supervised proceedings are available at a website administered by the Company’s claims agent, Kurtzman Carson Consultants, at www.kccllc.net/southcrossenergy.

Davis Polk & Wardwell LLP and Morris, Nichols, Arsht & Tunnell are serving as legal counsel to Southcross, Alvarez & Marsal is serving as restructuring advisor and Evercore ISI is serving as financial advisor.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include two cryogenic gas processing plants, a fractionation facility and approximately 3,100 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas.

Contact:

Mallory Biegler

mallory.biegler@southcrossenergy.com

(214) 979-3714

Forward-Looking Statements

This news release and accompanying statements may contain forward-looking statements. All statements that are not statements of historical facts, including statements regarding our restructuring process, our Chapter 11 proceedings, our operations, our evaluation of a range of options, including a possible sale of the business, the divestiture of certain assets or a standalone restructuring plan, our financial position, future growth, and the potential emergence by us as a viable, more profitable company, and our intent to make all vendor and supplier payments are forward-looking statements. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would”, “potential,” and similar terms and phrases to identify forward-looking statements in this news release. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions could be inaccurate, and, therefore, we cannot assure you that the forward-looking statements included herein will prove to be accurate. These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors including: the Partnership’s significant indebtedness, the restructuring process, actions taken in our Chapter 11 proceedings, and other risks described in greater detail in our filings with the Securities and Exchange Commission (“SEC”). Please see the Partnership’s “Risk Factors” and other disclosures included in our Annual Report on Form 10 K for the year ended December 31, 2018 and in subsequently filed Forms 10-Q and 8-K. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this news release. The Partnership undertakes no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this news release.